EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this registration statement on Form F-3 (File number 333-______) of our report dated March 31, 2010 relating to the consolidated financial statements of Ship Finance International Limited and its subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
November 12, 2010